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                                                                    EXHIBIT 10.4

                         GLOBAL BEVERAGE SOLUTIONS, INC.
                        2 S. University Drive, Suite 220
                            Plantation, Florida 33324


                                  July 6, 2007

Michael Hartstein
Managing Director
Palladium Capital Advisors, LLC
230 Park Avenue
Suite 539
New York, NY 10169

Re:      Placement Fee

Dear Mr. Hartstein:

In connection with the services to be provided by Palladium Capital Advisors, LLC as placement agent (the "Placement Agent") with respect to that certain Note Purchase Agreement, dated July 6, 2007 herewith (the "Note Purchase Agreement"), by and between Global Beverage Solutions, Inc. (the "Company") and Melton Management Ltd., the Company hereby agrees to pay the Placement Agent for said services as follows:

1. The Company agrees to pay the Placement Agent $33,333 by wire transfer of immediately available funds as soon as practicable after the consummation of the transaction contemplated by the Note Purchase Agreement.

2. In addition, the Company agrees to pay, within 120 days of the date of this letter agreement, the Placement Agent $16,667 (the "Obligation") in any one of the following manners or any combination thereof:

            a. The Company may pay any portion of the Obligation in cash, either in a lump sum or as periodic payments, to the Placement Agent.

            b. From and after the date that the Company files a Form N-54C with the United States Securities and Exchange Commission to withdraw its election to be regulated as a business development company under the Investment Company Act of 1940, the Company may pay any portion of the Obligation by issuing shares of common stock, par value $.001 per share (the "Common Stock"), of the Company to the Placement Agent. The number of shares of Common Stock to be issued to the Placement Agent in satisfaction of the Obligation or any portion thereof will be equal to the quotient obtained by dividing (i) the dollar amount of the Obligation that the Company has elected to be satisfied through the issuance of

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shares of Common Stock by (ii) the closing price of the Common Stock, as reported on the over-the-counter market or, if the Common Stock is listed on a stock exchange, on such exchange, on the date that the Company notifies the Placement Agent of its election to issue shares of Common Stock in satisfaction of the Obligation or any portion thereof. The Placement Agreement agrees to take such actions, and execute, acknowledge and deliver to the Company such further agreements and documents and take any other actions as the Company may reasonably request in connection with the issuance of shares of Common Stock in satisfaction of the Obligation or any portion thereof.



                                              GLOBAL BEVERAGE SOLUTIONS, INC.


                                              By: /s/ Jerry Pearing
                                                  ------------------------------
                                              Name:  Jerry Pearring
                                              Title:  Chief Executive Officer



Acknowledged and Agreed
to as of the date first
written above:

PALLADIUM CAPITAL ADVISORS, LLC


By:      /s/ Michael Hartstein
         ---------------------------------
         Name:  Michael Hartstein
         Title: Managing Director